Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2018

American Homeowner Preservation 2015A+, LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-00035

Delaware (State or other jurisdiction of incorporation or organization)	38-3989694 (IRS Employer Identification Number)
440 S. LaSalle Street Suite 1110 Chicago, Illinois (Address of principal executive offices)	60605 (Zip Code)

(866) 247-8326
Registrant’s telephone number, including area code

Class A Interests
(Title of each class of securities issued pursuant to Regulation A)

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Part II

Caution Regarding Forward-Looking Statements

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.”

In this Annual Report, we make forward-looking statements. For example, the statement “We believe long-term trends favor secondary and tertiary cities” is a forward-looking statement.

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe long-term trends favor secondary and tertiary cities” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all of the things we talk about in the “Risks of Investing” section of our Offering Circular, which may be accessed here.

Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by law.

Given The Risks And Uncertainties, Please Do Not Place Undue Reliance

On Any Forward-Looking Statements.

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The Company and Our Business

Overview

American Homeowner Preservation 2015A+, LLC, which we refer to as the “Company,” is a limited liability company organized under the laws of Delaware. The Company pursues two main goals: to generate income for its owners and Investors; and also to help struggling homeowners through a difficult time.

The Company was formed to invest in (buy) primarily non-performing mortgage loans, meaning loans that are secured by a mortgage on a principal residence (i.e., somebody’s house) and delinquent in payment (i.e., the home owner has failed to make one or more payments). We refer to these as “Loans.”

The Loans we intend to buy were often originated or previously owned by financial institutions or hedge funds, such as Citi Mortgage or Wells Fargo. Other originators, like Countrywide Financial, Lehman Brothers, and a variety of smaller banks are now defunct.

We typically buy Loans through an open bidding process and have developed a proprietary model for calculating the amount we will bid. We focus on loans in low to moderate income areas, although we may buy loans nationwide across all value levels.

After we buy a Loan, we approach the homeowner, who by definition has been unable to make payments on his or her mortgage. We do not necessarily try to extract the maximum possible value from the Loan. Instead, we work with the homeowner to try to achieve a quick resolution that is acceptable both to the homeowner and to us. Depending on a number of factors, including the income of the homeowner, the local market, and the value of the house, four outcomes are possible:

1)       Outcome #1: The homeowner is able to refinance the Loan – for example, by borrowing money from a bank. We accept the refinanced amount, which is lower than the face amount of the Loan (but still more than we paid for the Loan) as payment in full, and the homeowner stays in his or her house.

2)       Outcome #2: Even without refinancing, the homeowner is able to pay us a lump sum that we accept as payment in full for the Loan, and the homeowner stays in the house.

3)       Outcome #3: We and the homeowner agree to modify the terms of the Loan, i.e., the principal amount and/or the interest rate. After the homeowner has begun to make regular payments under the new terms, we may retain the Loan or sell it to a third party. In this situation, the homeowner also stays in his or her house.

4)       Outcome #4: In situations where the property is vacant, or where the homeowner does not elect another resolution, we take ownership of the house and sell it. The homeowner may either sign the house over to us voluntarily (i.e., a deed in lieu of foreclosure) or we may be required to take legal action (i.e., to foreclose).

In general, our revenues come from five sources:

1)       The proceeds we receive when a Loan is refinanced under Outcome #1;

2)       The lump sum we received under Outcome #2;

3)       The proceeds we receive when a Loan is sold under Outcome #3;

4)       The proceeds we receive when a house is sold under Outcome #4; and

5)       Any Loan payments we receive from the homeowner along the way.

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We will make a profit if the sum of these revenues exceeds the price we paid for the Loans, after subtracting all our expenses (e.g., management, servicing, legal and other costs).

Operating Agreement

The Company is governed by an Operating Agreement dated January 21, 2016, which we refer to as the “Operating Agreement.” A copy of the Operating Agreement is attached as Exhibit 1A-2B.

Under the Operating Agreement, the owners of the Company are referred to as “Members.”

Management

Business Management

Under the Operating Agreement, the Company is managed by American Homeowner Preservation Management, LLC, which we refer to as the “Managing Member.” The Operating Agreement gives the Managing Member exclusive control over all aspects of the Company’s business. Other members of the Company, including Investors who purchase Class A Interests in the Offering, have no right to participate in the management of the Company.

Investment Management

The Managing Member has delegated responsibility and authority for making investment and trading decisions to AHP Capital Management LLC, which we refer to as the “Investment Manager,” pursuant to an Investment Advisory and Management Services Agreement dated January 27, 2016, which we refer to as the “IMA.” A copy of the IMA is attached as Exhibit 1A-6A. The Investment Manager is currently exempt from registration as an investment advisor with both the Securities and Exchange Commission and the State of Illinois. Pursuant to an Asset Management Agreement date March 1, 2018, the Investment Manager has designated AHP Servicing LLC, or “AHPS,” as the asset manager for certain mortgage loans held by the Company.

Management Fees

The Managing Member charged the Company a management fee equal to 0.1667% of the total capital accounts of all of its Members as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus $60 per month for each active asset. The Managing Member is responsible for the compensation of the Investment Manager.

The “capital account” of a Member will generally be equal to the amount the Member paid for his or her Class A Interest, minus the amount of capital that has been returned to the Member.

Our Affiliates

American Homeowner Preservation, LLC, or “AHP,” is an affiliate of the Company. The Managing Member of the Company is also the managing member of AHP, and the Investment Manager of the Company is also the investment manager of AHP. AHP is also in the same business as the Company, i.e., buying distressed mortgage loans and trying to work out amicable resolutions with homeowners. AHPS is an affiliate of the Company. The Company and AHPS are both subsidiaries of Neighborhoods United, LLC. AHPS is the servicer for the majority of the loans owned by the Company as well as the asset manager for certain loans.

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In addition to servicing loans, AHPS also engages in the same business as the Company, i.e., buying and resolving distressed loans.

Investment Strategy

The Investment Manager believes the Company can continue to buy distressed residential mortgage loans at significant discounts to their unpaid principal balances and to their current and estimated future market values. Many holders of sub-performing or non-performing mortgage loans are motivated to sell these loans at favorable prices. Sellers may prioritize their non-performing loan portfolios and look to sell the low to moderate balances and the most distressed loans to other Investors willing to take on the resolution.

The Investment Manager believes that the size of the non-performing loan market is sufficient to meet the needs of the Company.

The Company has generally invested in lower-dollar value loans, corresponding to the mortgage loans on lower-value homes, and anticipates that the Company will do the same thing.

The Investment Manager has significant experience with low to moderate value mortgage loans, generally on residential properties worth less than $150,000. The Investment Manager believes it is one of only a few national, institutional-quality buyers (with committed capital) for these low to moderate value assets, and it seeks to continue to specialize in smaller and more delinquent loans.

The Company intends to invest primarily in U.S. single-family residential mortgage loans, secured by one-to-four-family homes. On occasion, if the Investment Manager believes it would be a good idea based on market conditions, the Company might also acquire (i) direct interests in real estate (“REO”), (ii) mortgage loans secured by more than four family homes, and/or (iii) and commercial loans, and (iv) strategic joint venture arrangements that meet our return and social responsibility model. Despite these occasional purchases, the Company expects that mortgage loans secured by one-to-four-family homes will comprise more than 90% of its total portfolio, although the Investment Manager is not bound by that figure.

The Bidding Process

Bidding on loans and loan portfolios (groups of loans) is both an art and a science.

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Typically, the process begins when a seller provides the Company and other potential buyers with a list of loans being offered for sale and requests initial bids. The seller might, or might not, provide such information as:

•	A full or partial address

•	The borrower’s name

•	The property type

•	The original loan amount

•	The original appraised value

•	The term of the loan and the maturity date

•	The current and/or original interest rate and principal and interest payment

•	The escrow balance

•	The borrower’s original FICO score

•	Loan modification data

•	Payment history

•	Foreclosure or bankruptcy status

•	Property square footage and lot size

•	Broker’s price opinion

•	The delinquent tax amount

To help make sense of the data and make accurate bids, the Investment Manager developed and began using a proprietary pricing model in June 2015. That model continues to evolve to address changing market conditions.

If the Company wins the initial bid, we order various due diligence documents, including a title report, a tax report, and a valuation report, and dig deeper into the due diligence materials, noting such items as (i) whether the original borrower is still the owner of the property, (ii) whether the loan still holds a first lien position, (iii) whether the property is occupied or vacant, and (iv) the amount of delinquent taxes and other liens. Our original bid may be adjusted upward or downward based on these and other factors.

Revised bids are then submitted to the seller. The seller may counter with a higher price or drop some mortgages from the sale if the seller feels the bid is too low.

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Resolutions

After we purchase a Loan, we contact the homeowner and try to achieve a consensual, mutually-satisfactory resolution. These are the circumstances that lead to each resolution and what is expected in each case:

Reinstatement of the Loan	Where the borrower is willing and able, he or she can bring the loan current either in a lump sum or by making payments over time. After the loan is current, we may sell the loan.
Settlement of the Loan	When the borrower (i) has a short sale buyer, (ii) can refinance, or (iii) otherwise has cash on hand, we might accept a payoff of the loan for less than its face amount.
Modification of the Loan	When the borrower cannot bring the loan current or pay it off, we might allow a modification that involves lowering the interest rate, extending the term, or reducing the principal. After the modified loan is current, we may sell the loan.
Deed In Lieu of Foreclosure	When the property is vacant or the homeowner no longer wishes to keep the property, we might accept a voluntary deed in lieu of foreclosure, giving us ownership of the home. Depending the circumstances, we may pay the homeowner for the deed. In either case we will end up selling the property.
Involuntary Foreclosure	As a last resort, we can foreclose on the property and sell it. Sometimes, a homeowner who has been unwilling to speak with us will change his or her mind when we begin foreclosure proceedings. Involuntary foreclosure often yields a lower recovery than consensual solutions and we try to avoid it.

Key Positions

The following are the key positions in the operations of the Company:

•	Vice President, Trading. The Vice President, Trading is responsible for all matters regarding the purchase and sale of mortgage pools. Duties include building and maintaining relations with loan sellers, purchasers, and brokers, negotiating the purchase and sale of mortgage pools, analyzing due diligence materials for purchases, and handling legal documentation for the transactions.

•	Vice President, Chief Resolution Officer: The Chief Resolution Officer is responsible for directing our loss mitigation, foreclosure, and other resolution activities for loans and real estate owned. This includes establishing reconciliation strategies, optimizing user technologies, reviewing control reports for outliers, providing guidance on high-risk scenarios, and coordinating efforts between the separate roles.

•	Vice President, Servicing. The Vice President, Servicing is responsible for all general servicing matters for the loans we intend to service for affiliates and third parties, including taxes, escrow, periodic statements, collections calls, and systems oversight.

•	Due Diligence Specialists: Due Diligence Specialists run potential loan purchases through a rigorous screening process. Among other things, they seek to determine (i) an accurate value for the underlying real estate, (ii) the outstanding loan amount, (iii) the owner of the property, (iv) the amount of outstanding taxes on the underlying real estate, and (v) any encumbrances on the underlying real estate.

•	Document and Collateral Specialists: A Document and Collateral Specialist run potential loan purchases through a rigorous screening process. Among other things, they seek to determine (i) an accurate value for the underlying real estate, (ii) the outstanding loan amount, (iii) the owner of the property, (iv) the amount of outstanding taxes on the underlying real estate, and (v) any encumbrances on the underlying real estate. Furthermore, the specialist verifies that all collateral needed to validate ownership and existence of the mortgage and property are obtained, imaged and recorded.This includes verification on newly purchased assets and the necessary creation of assignments, allonges, and lost document affidavits, as needed.

•	Litigation Coordinators: Litigation Coordinators manage the Company’s relationship with its attorney-vendor network, represent the Company at hearings and mediations, and handle all servicing-related activity that is required from the attorneys while assets are litigated, including bankruptcy activity, foreclosure complaints, evictions, quiet title actions, and tax sale reviews and challenges.

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All of these roles are filled by the Investment Manager, not the Company. The Company itself has no employees.

Loan Servicing

Collecting payments on loans is referred to as loan “servicing.” The Company itself does not service the Loans that it acquires. Instead, it engages a third party.

The Company has entered into multiple third party servicing agreements with SN Servicing Corporation and AHPS.

Leverage

The Company might borrow money to buy Loans or other assets, which is referred to as “leverage.” the Company will also incur liabilities in the nature of trade debt in the ordinary course of its business. Where we borrow money to buy loans, the amount of the borrowing typically does not exceed 70% of the price of the loans.

Factors Likely to Impact the Performance of the Company

The ability of the Company to conduct its business successfully depends on several critical factors:

•	Availability of Reasonably Priced Loans: For the Company to succeed, it must be able to purchase distressed mortgage loans at a reasonable price. The volume of these loans skyrocketed during the recession of 2008-9, as homeowners were unable to make payments and financial institutions were forced to liquidate their portfolios. As the economy improved the number of distressed loans has declined, creating a more competitive environment for the purchase of non-performing loans.

•	Competition to Purchase Loans: We have been successful buying distressed mortgage loans. Although we believe the Investment Manager has special expertise, others have entered the market, bidding against us for distressed mortgage loans. The more competition there is, the more difficult it could become for us to purchase loans at reasonable prices.

•	Availability of Credit to Homeowners: One way we liquidate the loans in our portfolio is when the loans are refinanced by a lender and the loan we hold is paid off, in whole or in part. If credit markets tighten, as they did in 2008-9, homeowners might not be able to refinance loans, or not as easily.

•	Housing Market and Property Condition: Another way we liquidate the loans in our portfolio is to take ownership of the house securing a loan and sell it. If housing prices fall again, our profits may fall along with them. If property conditions deteriorate, the value of the property may decline irrespective of the housing market.

•	Interest Rates: Our business is sensitive to changes in interest rates. If interest rates fall, the value of the loans in our portfolio increases. If interest rates rise, the value of the loans in our portfolio decreases. Today, interest rates in general, and mortgage interest rates in particular, are stable and remain low relative to historic averages, suggesting that interest rates may be more likely to go up from this point than to go down.

•	Changes in Laws: Current law allows us to conduct our business in the manner described in this section. However, the residential housing market in general and the residential mortgage market in particular are highly regulated by both the Federal government and by State governments. It is possible that laws or regulations could be changed in a way adverse to our business.

•	Performance of Internal Systems: We continue to improve our internal systems and to adopt new systems. We rely heavily on these systems and expect we will be required to continually update, improve, and replace them in the future.

•	Ability to Attract Qualified Employees: Like many businesses, we rely on data and computer models and spreadsheets. Nevertheless, we are very much a “people business.” Our ability to continue to attract and retain highly skilled employees is a factor impacting the success of the Company.

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Offices and Employees

The Company’s offices are located at 440 LaSalle Street, Suite 1110, Chicago, IL 60605. The Company has no employees. For the year ended December 31, 2018, the Investment Manager used a combination of its own employees and services provided by employees of AHPS to fulfill the duties performed by the Key Positions. The Investment Manager’s total payroll related expenses during its most recent fiscal year was approximately $521,944.

Our Revenue

The revenue of the Company includes:

•	Payments we receive from homeowners with respect to their mortgage loans

•	Payments we receive from other borrowers with respect to their mortgage loans

•	Rental payments we receive from leased real estate

•	Proceeds we receive from the sale of loans

•	Proceeds we receive from the sale of houses or other assets

•	Proceeds we receive when a homeowner pays off a loan

•	Payments we receive from homeowners or other borrowers to accept a deed in lieu of foreclosure

Our Operating Costs and Expenses

The Company incurs a variety of costs and expenses, including:

•	Management fees

•	The costs of the Offering

•	Costs incurred in finding, evaluating, and purchasing Loans and other property

•	Commissions

•	Settlement charges, including title charges

•	Custodial, administrative, legal, accounting, auditing, record-keeping, appraisal, tax form preparation, compliance and consulting costs and expenses

•	Loan servicing and property inspection and preservation fees

•	Investor communications

•	Insurance premiums

•	Taxes and fees imposed by governmental entities and regulatory organizations

•	Bank and escrow fees

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The Trust

The Company and AHP are the beneficial owners of the American Homeowner Preservation Trust (the “Trust”), which was established by an Amended and Restated Trust Agreement (the “Trust Agreement”) by and among the Company, AHP, the Investment Manager, and U.S. Bank Trust National Association (“U.S. Bank”), which serves as the trustee of the Trust, dated October 29, 2014. A copy of the Trust Agreement is attached as Exhibit 1A-6C.

The Trust is treated as a “grantor trust” for tax purposes, with the result that all of its income and losses are reported on the tax return of the Company as the sole beneficial owner.

Under the terms of the Trust Agreement, substantially all of the assets of the Company will be held by the Trust and managed by the Investment Manager. Investors will not be parties to the Trust Agreement and have no personal interest in the Trust.

The Company has elected to structure its investment program through the Trust to address certain state licensing and registration requirements applicable to the mortgage loan industry.

Regulation A Offering

The Company on May 24, 2018 completed its offering to the public of limited liability company interests denominated as Class A Interests to an offering under Regulation A (the “Offering”) and an Offering Circular dated May 20, 2016, as updated and amended from time to time (the “Offering Circular”). The Offering Circular is available through the SEC’s EDGAR site, www.sec.gov/edgar, and may also be obtained by contacting the Company.

The Offering began on May 20, 2016. As of the conclusion of the Offering, the Company had sold $35,579,904of Class A Interests. We refer to the purchasers of Series A Investor Shares as “Investors.”

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Management Discussion

Operating Results

The operating period is from January 1, 2018 through December 31, 2018. During this period we earned $1,148,320 in net income.

During this period we acquired 688 mortgage loans for a total purchase price of $10,701,021.

Liquidity and Capital Resources

We concluded our offer of Class A Interests pursuant to the Offering Circular, which was “qualified” by the Securities and Exchange Commission on May 25, 2016 (we refer to this as the “Offering”). As of the close of the Offering on May 24, 2018, we had raised $35,579,904 from the sale of Class A Interests in the Offering, the majority of which came in the final three months of the Offering.

To buy loans, we have used the proceeds from the Offering, advances from affiliates, and loans from third parties. Details about our third-party loans and advances from affiliates can be found in the Independent Auditor’s Report included below.

Trends

After closing the offering, the Company dedicated significant resources to ensure that the influx of capital was deployed effectively into investments with attractive potential returns. This affected the timing of our earnings, but positioned the Company well to generate strong future returns. As discussed in our 2017 annual report Form 1-K, our purchase of two hyper-distressed loan pools also affected the timing of our earnings.

Otherwise, we are not aware of any trends, uncertainties, demands, commitments, or events that (i) are reasonably likely to have a material effect on our revenues, income, profitability, liquidity or capital resources, or (ii) would cause our reported financial information not necessarily to be indicative of future operating results of financial condition.

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Directors and Officers

The Company itself has no employees. The information described below relates to services performed for AHP Capital Management LLC, the Company’s Investment Manager, unless otherwise indicated.

Personnel Changes – Spring 2018

The Company made the following significant personnel changes in March – April 2018:

•	DeAnn O’Donovan replaced Jorge Newbery as President and Chief Executive Officer of the Managing Member of the Company and became one of three Directors of the Managing Member and AHPS.

•	Mary Anne Batara joined AHPS as the Vice President, Administration. In this capacity, Ms. Batara has assumed many of the responsibilities previously performed by Echeverria Kelly.

•	Jeremiah Kaye joined AHPS as the Vice President, Accounting and Finance, taking over financial responsibilities from Echeverria Kelly.

Mr. Newbery and Ms. Kelly remain as Directors of the Managing Member and the Investment Manager, and as shareholders of Neighborhoods United LLC, the principal shareholders of the Company.

Names, Ages, Etc.

Name	Position	Age	Term of Office	Approximate Hours Per Week If Not Full Time
Directors and Executive Officers
DeAnn O’Donovan	President, Chief Executive Officer and Director of the Company	49	Ms. O’Donovan will remain in office until she resigns or is removed	Full Time
Jeremiah Kaye	Vice President. Accounting & Finance	36	Mr. Kaye will remain in office until he resigns or is removed	Full Time
Jorge Newbery	Director	52	Mr. Newbery will remain in office until he resigns or is removed	(Chairman)
Echeverria Kelly	Director	50	Ms. Kelly will remain in office until she resigns or is removed	(Director)
Significant Employees
Mary Anne Batara	Vice President, Administration	45		Full Time
Charles King	Vice President, Chief Compliance Officer	33		Full Time
Marilyn O’Shea	Vice President, Chief Resolution Officer	53		Full Time

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Business Experience

Ms. O’Donovan – President, Chief Executive Officer and Director

Ms. O’Donovan earned an Executive Scholar’s Certificate from the Kellogg School of Management at Northwestern University. Ms. O’Donovan also holds an MA from Wayne State University and a BA from Oakland University.

Ms. O’Donovan joined AHP Servicing as the President & CEO in March 2018. Ms. O’Donovan has responsibility for all aspects of the day to day oversight of the Company and future strategy. Ms. O’Donovan also serves as the President & CEO of AHP Capital Management, LLC (an affiliated entity). Ms. O’Donovan is a minority shareholder of the Company as well as Neighborhoods United LLC (an affiliated entity ).

Prior to joining the Company, Ms. O'Donovan served as the Executive Vice President and Chief Administrative Officer of Wintrust Mortgage from January 2014 to February 2018. In that capacity she oversaw the company’s corporate functions, including their residential loan servicing and default loan servicing divisions. Prior to that, Ms. O’Donovan was Senior Vice President, Managed Assets for Wintrust Financial Corporation. In that capacity, Ms. O’Donovan built and managed a workout team that restructured non-performing residential, commercial, and C&I loans. Ms. O’Donovan brings 25 years of experience in real estate, financial services, asset management, mortgage lending, and residential loan servicing for both performing and non-performing loans.

Mr. Kaye – Vice President, Accounting & Finance

Mr. Kaye earned his MBA from the Kellogg School of Management at Northwestern University. Mr. Kaye earned his BA from Johns Hopkins University. Mr. Kaye is a licensed CPA in Illinois.

In April 2018, Mr. Kaye joined the Company as the Vice President, Accounting and Finance. In this capacity, Mr. Kaye is responsible for all accounting and finance functions. Mr. Kaye has assumed the remaining responsibilities previously overseen by Ms. Kelly. Prior to joining the Company, Mr. Kaye served as the Director of Finance at OppLoans from 2016 to 2018, where he was responsible for accounting, audit, treasury, cash management, budgeting, and forecasting. Prior to that, Mr. Kaye served as the Vice President Finance at Pendum from 2013 to 2016, where he was responsible for forecasting, budgeting, and financial reporting.

Ms. Batara – Vice President of Administration

Mary Anne Batara joined the Company in March 2018. Ms. Batara is responsible for all administration functions including facilities management, vendor management, business continuity, record retention, and project management. Prior to joining the Company, Ms. Batara served as the Executive Assistant to the Chief Administrative Officer at Wintrust Mortgage from January 2014 to February 2018. In this capacity, Ms. Batara was responsible for the company’s business continuity program, project coordination, and audit coordination for all major audits and regulatory exams. She also served as Secretary for key committees. Before joining Wintrust Mortgage, Ms. Batara worked for Wintrust Financial Corporation from August 2011 to January 2014 as an Assistant in the Purchased Asset Division. Ms. Batara also served as the IT and Facilities Management Coordinator for First Chicago Bank from June 2008 to July 2011.

Mr. King – Chief Compliance Officer

Mr. King holds a Juris Doctor degree from the University of Michigan Law School and a Bachelor of the Arts degree in political science from the University of Iowa. Mr. King is licensed to practice law in the state of Illinois.

Mr. King joined the Company in April 2018 as Vice President and Chief Compliance Officer. Prior to joining the Company, Mr. King worked at Dovenmuehle Mortgage, Inc. from January 2012 to April 2018. Mr. King served in a variety of capacities, including Staff Attorney in Dovenmuehle's corporate Legal Department where he advised on a range of legal issues, with a focus on licensing and state regulatory compliance issues. He previously served as the Assistant Manager of the Default Litigation Department, Assistant Manager of Dovenmuehle's Attorney Oversight Department, Compliance Associate, and Default Litigation Specialist.

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Ms. O’Shea – Chief Resolution Officer

Ms. O’Shea joined the Company in May 2018. Ms. O’Shea is responsible for the loss mitigation, litigation, and real estate owned sale efforts of the Company. Prior to joining the Company, Ms. O’Shea worked for Wintrust Mortgage from 2003 to April 2018. She served as the Vice President, Loss Mitigation from 2010 to 2018. Prior positions held included Vice President of Quality Control, Branch Operations Manager, and MERS Manager, among others.

Mr. Newbery – Chairman

Jorge Newbery founded American Homeowner Preservation, LLC, or “AHP,” in 2008 as a nonprofit organization with a mission of keeping families at risk of foreclosure in their homes. In 2009, AHP transitioned to a for-profit entity.

Mr. Newbery was the President of Budget Real Estate Inc. from 1995 to 2008.

By 2004, Mr. Newbery owned more than 4,000 apartment units nationwide. On Christmas Eve 2004 a natural disaster devastated Mr. Newbery’s largest holding. Mr. Newbery wound up in extended litigation with the insurer. The lessons learned from this experience formed the foundation for the establishment of AHP. From 1992 to 1995, Mr. Newbery co-founded and operated Sunset Mortgage, which specialized in obtaining loans for homeowners faced with challenging credit hurdles.

Ms. Kelly – Director

Ms. Kelly earned her BA from Claremont McKenna College and her MS from the University of Illinois at Urbana-Champaign.

Ms. Kelly is a principal and minority owner of Neighborhoods United, LLC, which owns the majority of the Common Stock of the Company. Ms. Kelly served as the Chief Operating Officer of American Homeowner Preservation LLC from September 2013 through March 2018.

Legal Proceedings

Within the last five years, no Executive Officer or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Executive Officer or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Family Relationships

Mr. Newbery and Ms. Kelly are married. There are no other family relationships among the Executive Officers and Significant Employees.

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Compensation

Overview

The people who run the Company make money in (only) two ways: they receive compensation through the management fee paid to the Managing Member; and they receive distributions by owning a Class M Interest in the Company (but only after Investors have been paid in full). Both of these forms of compensation are discussed below.

The Company itself does not have any employees or payroll. For example, DeAnn O’Donovan, the Chief Executive Officer of the Managing Member, does not receive any salary, bonuses, or other compensation directly from the Company. Instead, all of her compensation is paid from the management fee paid to the Managing Member. The same is true for all of the other officers and directors.

Management Fee Paid to Managing Member

The Company will pay the Managing Member a management fee equal to 0.1667% of the total capital accounts of all of the Members of the Company as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus a monthly fee of $60 for each active asset (loan). The “capital account” of a Member will generally be equal to the amount the Member paid for his or her interest in the Company, minus the amount of capital that has been returned to the Member.

The amount of the management fee will therefore depend on four factors:

•	How much capital is raised in the Offering;

•	How many loans the Company purchases;

•	When these loans are disposed of; and

•	How much capital has been returned to Members, if any.

Here are some illustrations of how the monthly management fee would be calculated:

Capital Accounts At End of Month	Active Loans At End of Month	Management Fee For That Month
$15,267,901.27	307	$43,871.59
$35,919,765.01	698	$101,758.25
$1,267,846.19	27	$3,733.50
$42,175,926.79	867	$122,327.27
$22,849,700.52	482	$67,010.45

Those figures are only to illustrate the calculation. It is impossible to predict accurately how much the Managing Member will receive as management fees.

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Ownership Interest of Managing Member

The ownership interests in the Company are referred to as “Interests.” the Company will have two kinds of Interests: “Class A Interests” and a “Class M Interest.” Investors will own the Class A Interests, while the Managing Member will own 100% of the Class M Interest.

As the owner of the Class M Interest, the Managing Member will have the right to receive 100% of the profits of the Company after Investors receive their 12% annual return and a return of all of their capital. The amount of the profits the Managing Member will receive from owning its Class M Interest therefore depends on a number of factors, including:

•	How much capital is raised in the Offering;

•	The investment returns the Company is able to achieve;

•	When those returns are achieved (the Company might not achieve the same return every year);

•	When the Company distributes money to Investors; and

•	The amount of expenses the Company incurs.

Given these variables, it is impossible to predict with any accuracy how much money the Managing Member will make from owning a Class M Interest in the Company.

Report to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

•	The management fees paid to the Managing Member;

•	Any other fees paid to the Managing Member or its affiliates, including the Investment Manager; and

•	Any transactions between the Company and the Managing Member or its affiliates, including the Investment Manager.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

Stages of Development

The stages of the Company’s organization, development, and operation, and the compensation paid by the Company to the Managing Member and its affiliates and owners during each stage, are as follows:

Stage	Compensation
Organization	None
Acquisition of Loans	Management Fee
Operation	Management Fee Distributions to Class M Interest After Investors Have Received 12% Return and 100% of Capital
Liquidation	Distributions to Class M Interest After Investors Have Received 12% Return and 100% of Capital

15

Voting Rights of Owners

Under the Company’s Operating Agreement, the Managing Member has full control over all aspects of the business of the Company, except that investment decisions are made by the Investment Advisor. Investors will not be entitled to vote on any matter involving the Company or the Company.

Both the Managing Member (American Homeowner Preservation Management, LLC) and the Investment Advisor (AHP Capital Management, LLC) are wholly-owned by Neighborhoods United, LLC, a limited liability company formed under the laws of Delaware, which we refer to as “Neighborhoods United.”

Neighborhoods United currently has only one class of limited liability company interest, which we refer to as its “Common Stock.” The Common Stock of Neighborhoods United is owned 76% by Jorge P. Newberry, 19% by Echeverria Kelly, and 5% by DeAnn O’Donovan.

Neighborhoods United is managed by three managers, which we called “Directors.” Mr. Newberry, Ms. Kelly, and Ms. O’Donovan are the three Directors. However, Mr. Newberry ultimately will control all decisions of the Directors.

16

Interest of Management and Others In Certain Transactions

Ownership of Related Entities

Mr. Newberry, Ms. Kelly, and Ms. O’Donovan together own 100% of Neighborhoods United, which in turn owns 100% of both the Managing Member (American Homeowner Preservation Management, LLC) and the Investment Advisor (AHP Capital Management, LLC).

The Company pays the Managing Member a management fee equal to 0.1667% of the total capital accounts of all of the Members of the Company as of the last day of each calendar month, or approximately 2% of the capital accounts per year, plus an annual fee of $60 for each active asset (loan). As the owners of Neighborhoods United, Mr. Newberry, Ms. Kelly, and Ms. O’Donovan benefit indirectly from those fees.

If the Company is able to pay investors the return due on their Class M Interests, any remaining profits are distributed to the Managing Member. Mr. Newberry, Ms. Kelly, and Ms. O’Donovan would benefit indirectly from those profits as well.

Activist Legal LLP

On November 14, 2016, Mr. Newbery became a partner in Activist Legal LLP, a law firm based in Washington D.C., which we refer to as “Activist Legal” (although Mr. Newbery is not a lawyer, Washington D.C. permits non-lawyers to be partners in law firms).

The firm represents creditors in several states and seeks to achieve consensual resolutions of delinquent mortgage loans and avoid litigation whenever possible. The firm provides these services through a network of qualified co-counsel.

The Company periodically engages Activist Legal to represent it in loan workout and foreclosure matters in connection with its business. Activist Legal will typically charge the Company (and its other clients) flat rates allowable under Fannie Mae rules. Hourly work is billed at $150 per hour.

American Homeowner Preservation, LLC

American Homeowner Preservation, LLC, licensed as a real estate broker in Louisiana, is wholly-owned by Neighborhoods United. As a licensed broker, American Homeowner Preservation, LLC may receive referral fees, typically 1% of the sales price, from other licensed real estate brokers as part of the disposition of real estate owned by the Company.

AHP Servicing, LLC

On June 28, 2017, AHP Servicing, LLC was organized in Delaware and began the state-by-state licensing process to become a national mortgage servicer. AHP Servicing intends to bring social responsibility, compassionate customer service, and the better use of technology to the servicing industry to improve outcomes for borrowers and lenders. AHPS services loans owned by the Company and other AHP entities, and services loans for third-parties.

AHP Servicing currently has outstanding one class of limited liability company interest, which we refer to as “Common Stock.” The Common Stock is owned 80% by Neighborhoods United and 20% by Ms. O’Donovan. AHP Servicing is raising capital from investors in an offering under SEC Regulation A.

17

Financial Statements

American Homeowner Preservation 2015A+, LLC

18

9605 S. Kingston Ct. Suite 200 Englewood, CO 80112 303-721-6131 www.richeymay.com Assurance │Tax │Advisory

INDEPENDENT AUDITORS' REPORT

To the Members of American Homeowner Preservation 2015A+, LLC:

Report on the Financial Statements

We have audited the accompanying financial statements of American Homeowner Preservation 2015A+, LLC (the “Company”), which comprise the statement of financial condition, including the condensed schedule of investments, as of December 31, 2018, and the related statements of operations, changes in members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Homeowner Preservation 2015A+, LLC as of December 31, 2018, and the results of its operations, changes in its members’ equity and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Richey May & Co.

Englewood, Colorado

April 29, 2019

19

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

STATEMENT OF FINANCIAL CONDITION

December 31, 2018
ASSETS
Investments, at fair value (cost $30,673,147)	$30,673,147
Real estate owned, at fair value (cost $202,740)	202,740
Cash and cash equivalents	2,245,016
Due from related parties	370,439
Other assets	102,496
Prepaid expenses	81,964
Accounts receivable	5,965
TOTAL ASSETS	$33,681,767

LIABILITIES AND MEMBERS’ EQUITY
Due to escrow agent	$291,310
Promissory note payable	227,466
Due to related parties	171,376
Accounts payable and accrued expenses	162,067
Total liabilities	852,219

Members’ equity	32,829,548

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$33,681,767

See Independent Auditors’ Report and accompanying notes, which are an integral part of these financial statements.

20

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

CONDENSED SCHEDULE OF INVESTMENTS

	December 31, 2018

	Percentage of Members’ Equity	Fair Value

Investments, at fair value
Non-performing mortgage loans:
United States of America
Residential	93.43%	$30,673,147
Total investments, at fair value (cost of $30,673,147)	93.43%	$30,673,147

Real estate owned, at fair value
United States of America (cost of $202,740)	0.62%	$202,740

See Independent Auditors’ Report and accompanying notes, which are an integral part of these financial statements.

21

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

STATEMENT OF OPERATIONS

Year ended December 31, 2018
INVESTMENT INCOME
Interest income	$848,991
Collections income	262,546
Lease and rental income	228,640
Other income	50,708
Total investment income	1,390,885

EXPENSES
Management fees	655,677
Interest expense	427,260
Professional fees	188,588
Legal expenses	104,655
Brokerage fees	92,442
Other expenses	85,914
Loan servicing fees	81,669
Marketing and promotion expense	41,205
Total expenses	1,677,410

NET INVESTMENT LOSS	(286,525)

REALIZED AND UNREALIZED GAIN ON INVESTMENTS
Net realized gain on investments	1,434,846
Net change in unrealized appreciation or depreciation on investments	–
NET GAIN ON INVESTMENTS	1,434,846

NET INCOME	$1,148,321

See Independent Auditors’ Report and accompanying notes, which are an integral part of these financial statements.

22

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

		Year Ended December 31, 2018

	Class A Units	Class M Units	Total
Balance, December 31, 2017	$18,169,318	$10,000	$18,179,318

Issuance of Units	24,547,625		24,547,625

Distribution of Units	(11,045,716)		(11,045,716)

Pro-rata allocation of net income (Note I)	$1,148,321		1,148,321

Balance, December 31, 2018	$32,819,548	$10,000	$32,829,548

See Independent Auditors’ Report and accompanying notes, which are an integral part of these financial statements.

23

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

STATEMENT OF CASH FLOWS

Year Ended December 31, 2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,148,321
Adjustments to reconcile net income to net cash used in operating activities:
Net realized gain on investments	(1,434,846)
Purchases of investments	(13,768,732)
Proceeds from sale of investments	9,070,675
Changes in operating assets and liabilities:
Real estate owned	(9,233)
Due from related parties	(206,514)
Other assets	(98,746)
Prepaid expenses	(81,964)
Accounts receivable	(5,359)
Due from escrow agent	454,253
Deferred offering costs	85,758
Due to escrow agent	291,310
Due to related parties	171,376
Accounts payable and accrued expenses	(212,295)
NET CASH USED IN OPERATING ACTIVITIES	(4,595,996)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of Units	24,547,625
Distribution of units	(11,045,716)
Payments for note payable	(6,772,534)
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,729,375

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,133,379

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	111,637

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,245,016

SUPPLEMENTAL INFORMATION
Cash paid for interest	$424,899

See Independent Auditors’ Report and accompanying notes, which are an integral part of these financial statements.

24

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

A.	ORGANIZATION AND NATURE OF OPERATIONS

American Homeowner Preservation 2015A+, LLC (the “Company”), is a limited liability company organized on January 21, 2016 under the laws of state of Delaware. The Company is wholly owned by its parent company, Neighborhoods United, LLC, a limited liability company organized under the laws of Delaware. AHP Capital Management LLC (the “Investment Adviser”), also a subsidiary of Neighborhoods United, LLC, shall provide investment advisory services to the Company. AHP Servicing, LLC (“AHPS”), also a subsidiary of Neighborhoods United, LLC, shall provide asset management services to the Company as well as subservicing for a portion of the Company’s mortgage loans.

The Company was formed to purchase non-performing mortgage loans (loans that are secured by a mortgage on real estate and delinquent on payments).

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in United States of America (“GAAP”) and are stated in U.S. dollars.

In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946, Financial Services – Investment Companies (“ASC 946”), the Fund has determined that it is an investment company and has applied the guidance in accordance with ASC 946.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash equivalents to be short-term, highly liquid investments, such as money market funds that are readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value due to changes in interest rates, which generally includes only investments with original maturities of three months or less.

Revenue and Cost Recognition

The Company earns revenues by selling purchased mortgage loans and through interest earned from obligors on purchased mortgage loans held by the Company. The Company recognizes revenue in accordance with FASB ASC 605, Revenue Recognition, only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the services have been provided, and collectability is assured. Expenses are recognized as incurred.

25

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Net Earnings or Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of units outstanding during the period, excluding units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Basic and diluted net earnings or loss per unit reflect the actual weighted average of units issued and outstanding during the year. There are no dilutive or potentially dilutive instruments outstanding as of December 31, 2018.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A - "Expenses of Offering". Deferred Offering Costs consist principally of legal fees incurred in connection with the Proposed Offering discussed in Note J. Prior to the completion of the Proposed Offering, these costs are capitalized as deferred offering costs on the statement of financial condition. The deferred offering costs will be charged to members’ equity upon the completion of the Proposed Offering or to expense if the Proposed Offering is not completed.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company accounts for income taxes under FASB ASC 740, Income Taxes. FASB ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. FASB ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. FASB ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Real Estate Owned

Real estate owned includes real estate acquired in full or partial settlement of loan obligations plus capitalized construction and other development costs incurred while preparing the real estate for sale. At the time of foreclosure, the property is recorded at the acquisition price. Improvements made to real estate owned property are capitalized. The maintenance of the real estate owned, including expenses associated with the property's disposition, is expensed as incurred. The Fund actively works to sell the acquired real estate, and gains or losses on these dispositions are recorded as realized gains or losses.

C.	FAIR VALUE MEASUREMENTS

FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not assumptions specific to the entity.

ASC 820 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon the market data obtained from independent sources (observable inputs). In accordance with ASC 820, the following summarizes the fair value hierarchy:

Level 1 Inputs – Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2 Inputs – Inputs other than the quoted market prices in active markets that are observable either directly or indirectly.

Level 3 Inputs – Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurements. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

27

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

C.	FAIR VALUE MEASUREMENTS – CONTINUED

While the Company believes its valuation methods are appropriate and consistent with those used by other market participants, the use of different methods or assumptions to estimate the fair value of certain financial statement items could result in a different estimate of fair value at the reporting date. Those estimated values may differ significantly from the values that would have been used had a readily available market for such items existed, or had such items been liquidated, and those differences could be material to the financial statements.

The following is a description of the valuation methodologies used by the Company for assets measured at fair value.

Valuation of Non-Performing Mortgage Loans

After purchasing a loan, the Company intends to reach out to the obligor on the mortgage loan to achieve a speedy resolution that is acceptable to both the obligor and the Company through one or more of the following resolutions: A) The obligor is able to refinance the mortgage loan and continue to reside in the underlying real estate; B) Without refinancing, the Company accepts a discounted lump sum to sell the mortgage loan and the obligor continues to reside in the underlying real estate; C) The Company will modify the terms of the mortgage loan and the obligor continues to reside in the underlying real estate; D) Where the obligor cannot afford to stay in the real estate, the Company will take ownership of the underlying real estate, either on a consensual basis or through repossession by foreclosure, and sell it to another party. The Company’s management has broad discretion with respect to the specific application of the net proceeds of its proposed offering (as described in Note J), although substantially all of the net proceeds of the proposed offering are intended to be generally applied toward these business purposes. There is no assurance that the company will be able to successfully affect the proposed offering.

At December 31, 2018, the Company had investments in non-performing mortgage loans totaling $30,673,147, which includes $369,950 of principal payments collected and $6,119,762 of acquisition costs, measured using net asset value as a practical expedient, which are not categorized in the fair value hierarchy.

The Company has established valuation processes and policies for its investments to ensure that the methods used are fair and consistent in accordance with ASC 820. The Value of Assets Remaining is primarily the value assigned to the remaining assets as of the time they were purchased, in some cases written down (but not up). The Investment Adviser uses a proprietary pricing tool to evaluate loan purchases. The proprietary pricing tool takes into account factors that include, but are not limited to, the estimated value of the real estate securing each loan and the history of loan payments. The Company reevaluates the value of its assets periodically.

28

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

D.	DUE TO ESCROW AGENT

The Company executes securities transactions and enters into security positions through certain escrow agents. The Company is subject to counterparty risk to the extent that an escrow agent with whom it conducts business may be unable to fulfill contractual obligations on the Company’s behalf. The General Partner monitors the financial condition of such escrow agents and does not anticipate any losses from these counterparties. At December 31, 2018, the cash deposit amounts advanced on behalf of the Company by escrow agents totaled $291,390.

E.	PROMISSORY NOTE PAYABLE

The Company executed a secured promissory note for $7,000,000 dated December 29, 2017 with Keystone National Group, LLC. The interest is assessed on a fixed rate basis, at rate of 12% per annum. The Note is collateralized by various non-performing mortgage loans and other assets of the Company. At December 31, 2018, the amount due to Keystone National Group, LLC is $227,466. The Note matures on December 29, 2019.

F.	LINE OF CREDIT

During 2018, the Company issued an unsecured line of credit to a related party with an availability of $1,000,000, at an interest rate of 20% per annum, and a maturity date of January 19, 2020. There was no outstanding balance on the line of credit at December 31, 2018. Interest income for the year ended December 31, 2018 totaled $22,954.

G.	CREDIT RISK

The Company is subject to credit risk to the extent that the banks and brokers the Company conducts business with are unable to fulfill their contractual obligations and the amounts exceed those insured by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Management of the Company monitors these counterparties and does not expect any losses.

H.	RELATED PARTY TRANSACTIONS

The Company will bear a monthly management fee to the Investment Adviser equal to 0.1667% (2% annually) of the aggregate capital accounts of the members as of the last day of each calendar month. The Company will bear a monthly fee of $60 to AHPS for each active asset of the Company. Such management fee shall be paid to the managing member no later than the fifteenth (15th) day of the following month. The Company will also bear fees, costs, and expenses as reasonably determined by the Managing Member.

The amount due to AHPS related to subservicing and asset management fees totaled $121,393. The amount due to the Investment Adviser related to investment advisory services totaled $49,983. These amounts are included in due to related parties at December 31, 2018.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

H.	RELATED PARTY TRANSACTIONS – CONTINUED

Due from related parties represents amounts receivable to the Company for payments made on behalf of related companies under common management that enter into similar transactions with the same counterparty. As of December 31, 2018, due from related parties totaled $370,439.

In the event related companies are unable to fulfill their obligations with the counterparty, the Company may be required to perform to the extent the related companies have outstanding obligations.

The Managing Member made a capital contribution of $10,000 to the Company in exchange for its Class M Interest, consisting of 10,000 Class M Units.

Certain members are affiliated with the Managing Member. The aggregate value of the affiliated members’ share of members’ equity at December 31, 2018 is $28,786, consisting of 28,768 Class A Units.

I.	MEMBERS’ EQUITY

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

The Company allows for accredited and non-accredited investors. The Securities and Exchange Commission (SEC) has specific requirements that need to be met to be considered an accredited investor. Non-accredited investors have a limitation on how much can be invested in the Offering. The Interests in the Company are divided into two classes of interest: “Class A Interests” (or “Class A Units”) and “Class M Interests” (or "Class M Units”). All of the Class M Interests shall be owned by the Managing Member, as defined in Note E. The Class A Interests shall be owned by members whose subscriptions are accepted by the Managing Member to own Class A Interests, which may include the Managing Member and/or its affiliates.

Members owning a Class A Interest are referred to as “Class A Members” and members owning a Class M Interest are referred to as “Class M Members.” The Class A Interest of a Class A Member shall be equal to a fraction, the numerator of which is such Class A Member’s Capital Contribution to the Company and the denominator of which is the aggregate of all Capital Contributions made to the Company.

The Managing Member shall manage and conduct the business and affairs of the Company, in accordance with the operating agreement. No other member shall participate in the management of the Company. Therefore, Class A Members have no voting rights. The Managing Member is under no obligation to fund Company cash flow deficits, incur the obligations, debts, or liabilities of the Company, or otherwise provide direct or indirect financial assistance to the Company.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

I.	MEMBERS’ EQUITY - CONTINUED

Each Class A Member shall make a Capital Contribution to the Company in an amount determined by the Managing Member. The Managing Member has made a Capital Contribution of $10,000 to the Company in exchange for its Class M Interest, as described in Note H.  The number of interests and capital accounts in the Company are unlimited; however, the Company is limited to no more than $50,000,000 in capital contributions during any period of twelve month period.

All distributions made by the Company, including but not limited to distributions in liquidation, are to be made in the following order of priority:  A)  First, the Company is to distribute to each Class A Member an amount equal to the Class A Preferred Return as defined below;  B)  Second, the Company is to distribute to each Class A Member an amount equal to such Class A Member’s Unreturned Investment as defined below; and C):  Third, the Company is to distribute the balance to the Class M Members.

For the purposes of the foregoing paragraph, the following definitions apply:

•	Class A Preferred Return: An amount such that, as of the date of any distribution, such Class A Member has received a compounded return of 12% with respect to such Class A Member’s Unreturned Investment since the date of such Class A Member’s capital contribution.

•	Unreturned Investment: Class A Member’s capital contribution, reduced by previous distributions made to such Class A Member.

The Managing Member must try to return all of the money invested by each Class A Member no later than the fifth (5th) anniversary following the investment. If the Company doesn’t have enough money, Class A Members might receive a return of their investment later than five years, or not at all. If the Company is profitable, its intention is that investors will receive a return of their investment sooner than five years.

Likewise, the Company’s profits and losses are allocated 100% to Class A Interests outstanding on a pro rata basis until a 12% compounded return on all Class A Interests’ Unreturned Investment is achieved. All profits and losses thereafter are allocated to Class M Interests outstanding on a pro rata basis. For the year ended December 31, 2018, the Company’s net income was allocated 100% to the Class A Interests.

J.	PROPOSED OFFERING

The Proposed Offering calls for the Company to offer for sale under Regulation A up to $50,000,000 of its Class A Interests.  This offering is finalized and qualified by the Securities and Exchange Commission (SEC) and is not subject to changes. As of May 24, 2018 the Offering was closed and no longer accepts new investments.

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AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

NOTES TO FINANCIAL STATEMENTS

K.	MANAGEMENT INDEMNIFICATIONS

The Operating Agreement provides general indemnifications to the Managing Member and its respective affiliates, and employees when acting in good faith on behalf of the Company. The Managing Member is unable to estimate any potential future payment amounts and expects the risk of any such loss to be remote, accordingly no accrual has been made for a liability as of December 31, 2018.

L.	FINANCIAL HIGHLIGHTS

The financial highlights presented are for year ended December 31, 2018:

	Class A Members
Total Return:	4.07%
Ratios to average Class A Member’s equity:
Total expenses	5.42%

Net investment loss	(0.93	) %

The financial highlights presented are for the Company’s Class A Members as whole. These returns are calculated using a monthly geometrical arithmetic average that is not equivalent to the 12% preferred return of Class A Members. Due to the timing of equity contributions and distributions, an individual Class A Member’s returns may vary and the total return may vary from year to year based on the total balance of Class A Units issued and outstanding. The net investment loss ratio excludes realized and unrealized gains.

M.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 29, 2019, the date the financial statements were available to be issued. Based on the evaluation, no material events were identified which require adjustment or disclosure.

32

Exhibits

The following Exhibits are filed as part of this report:

Exhibit 1A-2B	Operating Agreement – The agreement by and among the Company and all of its members captioned “Limited Liability Company Agreement” and dated January 21, 2016.*
Exhibit 1A-6A	Investment Management Agreement – The agreement captioned “Investment Advisory and Management Services Agreement” between the Company and AHP Capital Management LLC, dated January 27, 2016.*
Exhibit 1A-6B	Servicing Agreement – The agreement captioned “Flow Special Servicing Agreement” between the Company and Home Servicing, LLC, dated December 22, 2015.*
Exhibit 1A-6C	Trust Agreement – The agreement captioned “Amended and Restated Trust Agreement” by and among the Company, AHP Capital Management LLC, and U.S. Bank Trust National Association, dated October 29, 2014.*
Exhibit 1A-6D	The agreement captioned “First Amendment to Flow Special Servicing Agreement” between the Company and Home Servicing, LLC, dated January 1, 2017.*
Exhibit 1A-6E	The agreement captioned “Consent to Assignment by Owner” between the Company and SN Servicing Corporation dated March 2017.*
Exhibit 1A-2A	Certificate of Formation*
Exhibit 1A-6E	Investment Agreement*
Exhibit 1A-15	Organizational Chart of the Company*
Exhibit 1A-15.1	Operating Results of Prior Programs*
Exhibit 1A-15.2	Draft of Offering Statement dated February 19, 2015, previously submitted pursuant to Rule 252(d)*
Exhibit 1A-15.3	Correspondence to the SEC on behalf of the Company dated April 25, 2016, previously submitted pursuant to Rule 252(d)*

* Previously filed and incorporated by reference.

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Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN HOMEOWNER PRESERVATION 2015A+, LLC

By	/s/ DeAnn O’Donovan
DeAnn O’Donovan
President and CEO

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/	DeAnn O’Donovan
DeAnn O’Donovan
President and Chief Executive Officer

/s/	Jeremiah Kaye
Jeremiah Kaye
Vice President, Accounting & Finance

/s/	Jorge Newbery
Jorge Newbery
Manager
Neighborhoods United, LLC, Member

April 30, 2019

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